Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

BIG TREE CLOUD HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares	Rule 457(c) and Rule 457(h)	11,416,109	(1)	$2.6900	$30,709,333.21	$0.00015310	$4,701.60
Total Offering Amounts			11,416,109		$2.6900	$30,709,333.21	$0.00015310	$4,701.60
Net Fee Due								$4,701.60

(1)	Represents a total of 11,416,109 Ordinary Shares of the Registrant reserved for issuance pursuant to the 2024 Equity Incentive Plan of the Registrant.

(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act, solely for the purpose of computing the amount of the registration fee and is equal to $2.6900, the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Stock Market on January 22, 2025.